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                                                                 Exhibit 10.34



                                   SUPPLY AGREEMENT


          This Supply Agreement ("Agreement") is signed and effective on June 19, 1998 by and between Cygnus, Inc., a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus"), and E.I. du Pont de Nemours & Co., a Delaware corporation, with its principal place of business at 1001 Market Street, Wilmington, Delaware 19898 ("DuPont").

          WHEREAS, Cygnus has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of transdermal monitoring systems;

          WHEREAS, DuPont has substantial knowledge and expertise in and owns certain technology relating to the development, manufacture and sale of thick film materials commonly referred to as "inks" or "pastes";

          WHEREAS, Cygnus and DuPont desire each other's assistance in developing certain technologies related to[Confidential Treatment Requested], including without limitation transdermal monitoring systems and the use, composition and manufacture of thick film materials and have signed a Product Development and License Agreement of even date herewith;

          WHEREAS, Cygnus and DuPont also desire to enter into a separate supply arrangement with respect to Thick Film Materials (as defined below).

          NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties hereto agree as follows:

1. DEFINITIONS. When used in this Agreement, each of the following terms shall have the meaning provided below:

     a. "Development Agreement" means the Detection of Analytes Product Development and License Agreement signed of even date herewith by the Parties.

     b. "Diagnostics Field" means all applications for the [Confidential Treatment Requested] in connection with the diagnosis and treatment of disease in humans, including but not limited to diabetes and complications of diabetes; however currently available, whether through publication or commercialization, invasive diagnostics applications are not included within the definition of Diagnostics Field.

     c.   "Milestones" means the Milestones as defined in the Development
Agreement.

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     d.   "Parties" means DuPont and Cygnus and, when used in the singular, means either of them.

     e.   "Project" means the Project as defined in the Development Agreement.

     f. "Specifications" means the specifications for the Thick Film Materials as described in Exhibit A attached hereto.

     g. "Thick Film Materials" means thick film materials, commonly referred to as "inks" or "pastes," such materials [Confidential Treatment Requested]. It is agreed that the Thick Film Materials are not, and shall not be referred to as, "medical grade" Thick Film Materials.

     h. "Thick Film Technology" means the Thick Film Technology as defined in the Development Agreement.

     i.   "Technology" means the Technology as defined in the Development
Agreement.

     j. "Transfer Letter" means the Transfer Letter as defined in the Development Agreement.

     k. "Signing Date" or "Effective Date" of the Agreement refers to the date indicated on page 1 of the Agreement.

2.   SUPPLY OF PRODUCTS.

     a. SUPPLY TO CYGNUS. DuPont will be Cygnus' and Cygnus' subcontractors' preferred supplier of Thick Film Materials for use in the Diagnostics Field. As such, DuPont will have the right of first refusal to supply the Thick Film Materials [Confidential Treatment Requested] to Cygnus and Cygnus' subcontractors for use in the Diagnostics Field; provided however, Cygnus shall, at its option, have the right to purchase such Thick Film Materials from third party suppliers if Cygnus exercises its license option pursuant to Section 7.c. DuPont will not, [Confidential Treatment Requested] the term of this Agreement, supply or license the Thick Film Materials or Thick Film Technology to a [Confidential Treatment Requested] for use within the Diagnostics Field.

     b. SUPPLY TO CYGNUS' SUBCONTRACTORS. In the event that Cygnus should choose to have its subcontractors purchase the Thick Film Materials directly from DuPont, the terms and conditions of this Agreement shall apply equally to those purchases, except for credit terms.

     c. FORECASTS. Three (3) months prior to the first commercial manufacturing order of Thick Film Materials by Cygnus or its subcontractors, Cygnus will provide DuPont a non-binding forecast of anticipated orders of Thick Film Materials for each calendar quarter during the following twelve (12) month period. Thereafter, Cygnus will provide to DuPont within ten

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(10) days prior to the beginning of each calendar quarter, a non-binding forecast of anticipated orders of Thick Film Materials for each calendar quarter during the following twelve (12) month period.

     d. SECOND SOURCE OF THICK FILM MATERIALS. During the term of this Agreement, DuPont will use reasonable efforts to ensure the availability of an alternative manufacturing site as a second source of Thick Film Materials in the event that DuPont, through its primary manufacturing site, is unable to meet its supply obligations hereunder. If for any reason or no reason, DuPont determines that it may not be able to supply all of Cygnus' or Cygnus' subcontractors' requirements of Thick Film Materials, DuPont will provide Cygnus with prompt written notice of such inability to supply. Promptly after giving such notice or if, at any time, DuPont fails on two (2) consecutive occasions to deliver Thick Film Materials by the date scheduled pursuant to Section 2.e below, DuPont will use its best efforts to use such secondary manufacturing site or to assist an alternative supplier in providing Cygnus with its requirements of Thick Film Materials.

     e. ORDERS. In ordering Thick Film Materials from DuPont, Cygnus or Cygnus' subcontractors shall use purchase orders referencing this Agreement. Cygnus or its subcontractors will provide DuPont with a purchase order at least thirty (30) days prior to a requested delivery date for Thick Film Materials. DuPont will provide Cygnus, within ten (10) days after receipt of an order, a firm delivery schedule and an order acknowledgement. DuPont will use reasonable commercial efforts to ship and deliver ordered Thick Film Materials on or before the date requested. DuPont will be solely responsible for any costs associated with expediting Thick Film Materials in order to meet the scheduled delivery dates for each firm order (including, without limitation, overtime charges, fees required to expedite Thick Film Materials or services used in manufacturing and incremental transportation costs), provided that Cygnus has complied with the terms of this Agreement in placing such order. DuPont will use reasonable commercial efforts to meet Cygnus' reasonable requests for orders of Thick Film Materials which require short lead time or expedited delivery dates.

     f.   PRICING AND PAYMENTS.

          i. Price ranges for Thick Film Materials sold to Cygnus or its subcontractors hereunder shall be set once a year by mutual consent of the Parties, however the price will vary with that of precious metal market prices, and will be linked to the price reduction Milestones specified in the Development Agreement. This pricing will at that time be attached hereto as Exhibit B. Prices shall be F.O.B. destination (whether shipped to Cygnus or its subcontractors).

          ii. During the first year that DuPont supplies Cygnus Thick Film Materials under this Agreement, payment terms will be net [Confidential Treatment Requested] after acceptance of Thick Film Materials, thereafter, payment terms will be net [Confidential Treatment Requested] after acceptance of Thick Film Materials purchased directly by Cygnus.

     g. CONFLICTING TERMS. In ordering and delivering Thick Film Materials, DuPont and Cygnus and Cygnus' subcontractors may use their standard forms, however, nothing in such

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forms shall be construed to amend or modify the terms of this Agreement.

     h. ACCEPTANCE PROCEDURES. Acceptance criteria and procedures for Thick Film Materials shall be mutually established and agreed to by the Parties and included in the Subcontractor Manual described in Section 3.c below.

3.   MANUFACTURING; TESTING.

     a.   MANUFACTURING.

          i. DuPont will manufacture the Thick Film Materials such that they meet the Specifications set forth in Exhibit A attached hereto.

          ii. DuPont shall at all times manufacture all Thick Film Materials in an ISO 9001 or ISO 9002 certified facility, or may propose a comparable alternative certification for Cygnus' review and acceptance, and shall adhere to the requirements established in this Agreement and in the Subcontractor Manual.

          iii. Cygnus shall have the right to audit the manufacturing and quality control process and records at DuPont to ensure compliance with the applicable ISO 9000 standard, this Agreement, and the Subcontractor Manual. Such audits will be performed at a mutually agreeable time for both Parties. Any discrepancies identified in writing by Cygnus shall be responded to in writing by DuPont and corrected when reasonable and appropriate to do so.

     b. QUALITY CONTROL; TESTING. Prior to each shipment of Thick Film Materials, DuPont shall perform, or cause to be performed, quality control procedures that are calculated to verify that the quantity or batch of such Thick Film Materials to be shipped conforms with all Specifications as set forth in Exhibit A under this Agreement. Each shipment of Thick Film Materials shall be accompanied by a certificate of analysis ("C of A") which shall include an assurance of quality, the Cygnus purchase order number, the Cygnus part number, part description, DuPont manufacturing lot number and the results of the tests performed by DuPont on the Thick Film Materials.

     c. SUBCONTRACTOR MANUAL. DuPont will work with Cygnus to jointly develop a Subcontractor Manual which will provide detail for the linkage between the Parties' quality systems and establish the detailed expectations, test specifications, and procedures that will govern the manufacture, supply, delivery and acceptance of Thick Film Materials.

     d. REJECTION. Cygnus or its subcontractors shall have thirty (30) days following the day on which Thick Film Materials are received to reject the materials because all or part of the shipment fails to conform to the applicable Specifications as set forth in Exhibit A, by giving written notice to DuPont specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. All shipments or portions thereof not rejected by Cygnus during such period shall be paid for in accordance with
Section 2.f above. All shipments or portions thereof which Cygnus rejects but did not have the right to reject, shall be paid for within

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thirty (30) days following the day on which such determination was made, unless Cygnus had paid earlier. In the event Cygnus rejects a shipment or portion thereof within such thirty (30) day period in accordance with the terms hereof but after payment therefor had been made, Cygnus shall be entitled only to recoup the payment amount by, at Cygnus' sole election, DuPont issuing a prompt refund or by Cygnus offsetting such amount against the payment of future invoices hereunder. The warranties given by DuPont shall survive any failure by Cygnus to reject Thick Film Materials under this paragraph.

     e. Later Discovered Nonconformities. It is recognized that it is possible for a shipment of Thick Film Materials to have nonconformities to the Specifications as set forth in Exhibit A that would not be discoverable upon reasonable physical inspection or testing. As soon as either Party becomes aware of such a nonconformity in any lot or batch of Thick Film Materials, it shall immediately notify the other Party in writing of the lot or batch involved and, at Cygnus' election, such Thick Film Materials shall be deemed rejected as of the date of such notice. In the event that such Thick Film Materials are found to be nonconforming within one (1) year after receipt by Cygnus or its subcontractors, DuPont will reimburse Cygnus for that proportional share of Cygnus' total costs, including, but not limited to, the costs of other materials, subsequent processing costs, transportation costs, and the costs of product recalls as are attributable to DuPont's failure to provide conforming Thick Film Materials. Such reimbursement in any twelve (12) month period is limited to the total value of the Thick Film Materials purchased by Cygnus from DuPont within the one (1) year period prior to the written notification of the nonconformity.

4.   CONFIDENTIALITY.

     a. The Confidentiality Provisions of the Development Agreement (Section 6 therein) govern this Supply Agreement.

     b. The Confidentiality obligations of both Parties set forth in a Confidentiality Agreement originally accepted on March 22, 1995 by Cygnus Therapeutic Systems and extended effective March 21, 1996 signed by Cygnus Inc. shall be governed by the present Agreement and this earlier Confidentiality Agreement, as amended and extended, is hereby terminated.

5.   REPRESENTATIONS AND WARRANTIES.

     a.   DuPont hereby covenants, represents and warrants to Cygnus that:

          i. On the date of shipment, all Thick Film Materials sold by DuPont to Cygnus hereunder will comply with the Specifications stated in Exhibit A and conform with the information shown on the C of A provided for the particular shipment according to Section 3.b above; and

          ii. Title to all Thick Film Materials sold hereunder shall pass to Cygnus as provided herein free and clear of any security interest, lien, or other encumbrance; and

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     EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, DUPONT MAKES NO
REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE THICK FILM MATERIALS, AND DUPONT HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (b)  Cygnus hereby covenants, represents, and warrants to DuPont that:

          i. Cygnus has a regulatory staff properly trained in the requirements of the United States Food, Drug and Cosmetic Act, the Medical Device Amendments thereto, and other pertinent regulations. Cygnus has a clinical medical staff, or qualified medical consultants and clinical investigators, and Cygnus will take such actions as are needed to comply with all laws and regulations pertinent to its transdermal monitoring systems, and has conducted or will conduct such studies as are needed to evaluate the safety of, and the proper labeling and use of, its transdermal monitoring systems.

          ii. Cygnus will not use the Thick Film Materials in any medical applications involving permanent implantation into the human body or permanent internal contact with body fluids or tissues (where "permanent" means intended implantation or continuous internal contact with body fluids or tissues for more than thirty (30) days) and will not resell or otherwise transfer the Thick Film Materials to any third party for use in any such permanent medical applications.

6.   LIMITATION OF LIABILITY.

     EXCEPT FOR A BREACH OF SECTION 4, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

7.   TERM AND TERMINATION.

     a. TERM. This Agreement will commence as of the Signing Date and, unless terminated as provided below, shall continue in effect until terminated pursuant to Section 7.b below. DuPont shall [Confidential Treatment Requested] supply and Cygnus shall [Confidential Treatment Requested] purchase each specific Thick Film Material for a period of [Confidential Treatment Requested] after the Start of Supply Date specified in Exhibit A for such Thick Film Material unless the Agreement or the supply and purchase of that particular Thick Film Material is terminated earlier pursuant to Section 7.b below. Thereafter, this Agreement shall continue for a specific Thick Film Material unless a Party has provided the other Party with eighteen (18) months' written notice of termination without cause prior to the end of such [Confidential Treatment Requested], or provides such eighteen months' notice at any time thereafter, or unless

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terminated pursuant to Section 7.b below.

     b.   TERMINATION FOR CAUSE.

          i. This Agreement may be terminated in part immediately by Cygnus only as the Agreement relates to a particular Thick Film Material upon written notice to DuPont for that particular Thick Film Material
[Confidential Treatment Requested] after DuPont waives its development option in Section 2.l ("Right of First Refusal") of the Development Agreement.

          ii. This Agreement may be terminated in its entirety by a Party upon the occurrence of any of the following events:

               A. By a Party immediately upon written notice to the other Party if the Development Agreement is terminated pursuant to Section 7.b. thereof;

               B. By a Party upon sixty (60) days' written notice if there has been a material breach of any representation, warranty, covenant or obligation contained in this Agreement on the part of the other Party which such party fails to cure during such sixty day period;

               C. If the other Party ceases to do business, or otherwise terminates its business operations;

               D. If the other Party shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or, if reinstatement is not possible within sixty (60) days, diligent efforts are not being made to effect such reinstatement; or

               E. If the other shall seek protection under any bankruptcy, receivership, trust deed, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and eighty
(180) days).

          iii. DuPont may terminate this Agreement by giving Cygnus written notice in the event of:

               A. notice from any source to DuPont of any allegation relating to the Thick Film Material or monitoring system using such Thick Film Materials that, in DuPont's sole discretion, may raise an issue or a controversy relating to the safety of such Thick Film Materials or monitoring system using such Thick Film Materials, or

               B. notice from any source to DuPont of any allegation of personal injury that in DuPont's sole discretion, may raise an issue or a controversy relating to the safety of the Thick Film Materials or the monitoring system using such Thick Film Materials.

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     c.   LICENSE OPTION.

          i.   If either of the following events occurs:

               A.  Cygnus terminates this Agreement pursuant to 7.b.ii; or

               B. DuPont's [Confidential Treatment Requested] of any specific Thick Film Material is discontinued pursuant to Section 7.a,

then Cygnus shall be entitled to make Thick Film Materials or have Thick Film Materials made by a third party manufacturer, and DuPont shall grant Cygnus an [Confidential Treatment Requested], [Confidential Treatment Requested] license in the Diagnostics Field, with the right to sublicense, under DuPont's patents and patent applications relating to Thick Film Materials that arise out of work done in connection with the Project or are specifically listed on Exhibit C of the Development Agreement to import, make, have made, use, offer for sale and sell in the Diagnostics Field, provided Cygnus pays DuPont's prior actual, direct [Confidential Treatment Requested] relating to such patent applications and patents and, provided Cygnus agrees to pay either DuPont's future reasonable in-house [Confidential Treatment Requested] or those [Confidential Treatment Requested] of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents.

          ii. DuPont shall provide at no charge to Cygnus or Cygnus' third party manufacturer prompt, reasonable assistance, for a period not to exceed [Confidential Treatment Requested] from the date this option is exercised and, at Cygnus' expense, shall transfer such Thick Film Technology and other formulations, processes, key process methods, specifications, inventions, know-how and other confidential and proprietary information as is necessary to enable Cygnus to efficiently and promptly implement a manufacturing facility to manufacture the Thick Film Materials.

          iii. Cygnus shall be free to use any confidential information it deems necessary in the development and commercialization of Thick Film Materials for use in the Diagnostics Field, without any prior approval of DuPont.

     d.   TERMINATION UNDER SECTION 7.b.iii.   In the event only that DuPont
provides written notice of its termination of this Agreement under Section7.b.iii:

          i. DuPont shall, at the prompt written request of Cygnus, immediately provide Cygnus or its designee a Transfer Letter detailing all information necessary for Cygnus or its designated third party to manufacture to specifications (as set forth in the Transfer Letter) the Thick Film Materials applicable to the Diagnostics Field under this Agreement and take all reasonable steps to assist Cygnus in such a transfer, provided Cygnus pays DuPont for DuPont's reasonable actual, [Confidential Treatment Requested] in the transfer of Technology; additionally, provided Cygnus

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places an order within sixty (60) days from receipt of Transfer Letter, DuPont shall sell Cygnus up to eighteen (18) months' supply of Thick Film Materials;

          ii. Cygnus shall be free to use any confidential information it deems necessary in the development and commercialization of Thick Film Materials for use in the Diagnostics Field, without any prior approval of DuPont; and

          iii. DuPont shall perform one of the following at DuPont's sole discretion:

               A. grant Cygnus an [Confidential Treatment Requested] license in the Diagnostics Field, with the right to sublicense, under DuPont's patents and patent applications relating to Thick Film Materials that arise out of work done in connection with the Project or are specifically listed on Exhibit C of the Development Agreement to import, make, have made, use, offer for sale and sell in the Diagnostics Field, provided Cygnus pays DuPont's prior actual, direct [Confidential Treatment Requested] relating to such patent applications and patents and, provided Cygnus agrees to pay either DuPont's future reasonable in-house [Confidential Treatment Requested] or those [Confidential Treatment Requested] of a mutually agreed upon law firm, whichever is more cost-effective, for prosecuting and maintaining such patent applications and patents;

               B. assign promptly DuPont's patents and patent applications relating to Thick Film Materials applicable to the Diagnostics Field that arise out of work done in connection with the Project or are specifically listed on Exhibit C of the Development Agreement, provided Cygnus pays DuPont's prior actual direct [Confidential Treatment Requested] relating to such patent applications and patents and any actual direct [Confidential Treatment Requested] relating to the assignment of such patent applications and patents; or

               C. agree that it will not assert any patent or patent application controlled (in the sense of having the right to grant licenses and sublicenses) by DuPont corresponding in subject matter to the Thick Film Technology to prevent any party, including Cygnus, from importing, making, having made, using, offering to sell, or selling any product for use in the Diagnostics Field.

     e. In the event that Section 7.d.i is exercised, Cygnus shall indemnify, defend, and hold DuPont harmless from all claims for compensatory or punitive damages arising from personal injury, wrongful death, property damage, or any other type of damages associated with the transferred Thick Film Materials and/or Thick Film Technology, whether claims are based on any alleged: breach of a contractual obligation; violation of any statute or regulation; or tortious conduct, including but not limited to, claims of negligence, strict liability, concert of action, conspiracy, third party contractor claims, or allegations of DuPont's joint or sole negligence or other tortious conduct associated with the transferred Thick Film Materials and/or Thick Film Technology; provided, however, such indemnity shall apply to Thick Film Materials made by DuPont and transferred to Cygnus under
Section 7.d.i only insofar as such Thick Film Materials meet specifications and warranties, as delineated above in Sections 3 and 5.

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     f.   NO LIABILITY FOR TERMINATION.  Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party which complies with the terms of this Agreement, whether or not such Party is aware of any such damage, loss or expenses.

     g. EFFECT OF TERMINATION. In addition to provisions that by their terms survive termination, the following provisions shall survive the termination of this Agreement: Sections 2.f, 3.e, 4, 5, 6, 7, and 8. Remedies for all breaches hereunder will also survive. Upon any termination by Cygnus or by DuPont pursuant to Section 7, Cygnus shall have the right to purchase DuPont's existing inventory of Thick Film Materials at the then applicable prices.

     h. TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

8.   GENERAL.

     a. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of both Parties. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both Parties and clearly understood by both Parties to be an amendment or waiver. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

     b. GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

     c. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

     d. NOTICES. Any notice or other communication required or permitted to be made or given to either Party under this Agreement shall be deemed sufficiently made or given on the date of delivery if delivered in person or by overnight commercial courier service with tracking capabilities with costs prepaid, or three (3) days after the date of mailing if sent by certified first class U.S. mail, return receipt requested and postage prepaid, at the address of the Parties set forth below or such other address as may be given from time to time under the terms of this notice provision:

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          If to DuPont:       DuPont Photopolymer & Electronic Materials
                              E.I. du Pont de Nemours and Company
                              14 TW Alexander Drive
                              P.O. Box 13999
                              Research Triangle Park, NC 27709-3999
                              Attention: Director, Worldwide Microcircuit
                              Materials

          If to Cygnus:       Cygnus, Inc.
                              400 Penobscot Drive
                              Redwood City, California 94063
                              Attention:  Director, Materials

     e. ENTIRE AGREEMENT. This Agreement (and all Exhibits hereto) constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

     f. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     g. RELATIONSHIP OF PARTIES. The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

     h. ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the Parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of a Party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise.

     i. PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both Parties. Any press release announcing this Agreement will be jointly developed and released by the Parties.

     j. FORCE MAJEURE. No liability or loss of rights hereunder shall result to either Party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes) for so long as such event of force majeure continues in effect; provided that if such force majeure event continues and affects or delays a Party's performance hereunder for more than sixty (60) days, the other Party may terminate this Agreement pursuant to
Section 7.b.

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     k.   REMEDIES.  Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

     l. COMPLIANCE WITH LAW; EXPORT CONTROL. Each Party agrees to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any Proprietary Information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date indicated on the first page of this Agreement .


CYGNUS, INC.                                   E.I. DU PONT DE NEMOURS & CO.


By:                                            By:
   ----------------------------------------       ----------------------------
Name:  Gregory B. Lawless                      Name:
                                                    --------------------------
Title: President and Chief Executive Officer   Title:
                                                     -------------------------

                                  EXHIBIT A
                     THICK FILM MATERIALS SPECIFICATIONS

           [Attach separate Exhibit A for each Thick Film Material]

                                      EXHIBIT A

[Confidential Treatment Requested]
MATERIAL

DuPont Product Name:
                    ----------------------------------------------------------

Generic Chemical Name:
                      --------------------------------------------------------

DuPont Identification Number (if any):
                                      ----------------------------------------

Other Description (e.g. lot batch numbers):

------------------------------------------------------------------------------

Effective Dates of Specifications of the MATERIAL:
                                                  ----------------------------

Specifications of the MATERIAL:

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Cygnus Quality Standard:
                        ------------------------------------------------------

Development Date:
                 -------------------------------------------------------------

Start of Supply Date:
                     ---------------------------------------------------------

                                 EXHIBIT B
                     PRICE RANGE FOR THICK FILM MATERIALS

[Confidential Treatment Requested]